Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-206019, 333-170584, 333-181114, and 333-219558) on Form S-8 of Six Flags Entertainment Corporation of our report dated February 29, 2024, with respect to the consolidated financial statements of Six Flags Entertainment Corporation and subsidiaries, and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Dallas, Texas
February 29, 2024